Exhibit 4.1

AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT

This Amendment No. 3, dated as of October 27, 2010 (this “Amendment”), between Virgin Media Inc. (f/k/a Telewest Global, Inc.), a Delaware corporation (the “Corporation”), and The Bank of New York Mellon (f/k/a The Bank of New York), a New York State-chartered bank, as Rights Agent (the “Rights Agent”) to the Rights Agreement, dated as of March 25, 2004, and as amended by Amendment No. 1 dated as of October 2, 2005 and Amendment No. 2 dated as of March 3, 2006 (the “Rights Agreement”); all capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Corporation has entered or will enter into one or more derivative instruments (the “Capped Call Instruments”) to reduce the potential dilutive effects of conversion of the Corporation’s 6.50% convertible senior notes due 2016 issued under an indenture dated as of April 16, 2008, with one or more dealers (each a “Dealer” and, collectively, the “Dealers”, which terms shall also refer to any transferee(s) from any Dealer of the Capped Call Instruments), and it is anticipated that the Dealers will purchase from time to time Common Shares of the Corporation, and enter into derivative transactions that will have the same economic effect as ownership of Common Shares of the Corporation, in order to hedge their economic exposure under the Capped Call Instruments (as to any Dealer, any such shares or derivative transactions, the “Hedging Shares”);

WHEREAS, the Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation to amend the Rights Agreement in connection with the Capped Call Instruments and the transactions contemplated thereby to provide, inter alia, that the Hedging Shares acquired by a Dealer will not be aggregated with any other Common Shares of the Corporation beneficially owned by such Dealer for purposes of determining beneficial ownership thresholds under the definition of “Acquiring Person” thereunder;

WHEREAS, Section 27 of the Rights Agreement provides that, subject to the provisions of Section 27(b) of the Rights Agreement, prior to the Distribution Date, the Corporation may and the Rights Agent shall, if the Corporation so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares;

WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Corporation which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement (the “Officer’s Certificate”); and

WHEREAS, the Officer’s Certificate has been delivered to the Rights Agent and, pursuant to Section 27, the Corporation has directed that the Rights Agreement be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Rights Agent hereby agree as follows:

Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following text to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, if and for so long as a Dealer is in compliance with the Continuing Dealer Covenants, the Hedging Shares acquired by that Dealer shall not be aggregated with any other Common Shares Beneficially Owned by that Dealer or its Affiliates (and the Hedging Shares Beneficially Owned by any other Dealer that is in compliance with the Continuing Dealer Covenants) for purposes of determining whether that Dealer or any of its Affiliates has become or is deemed to be an Acquiring Person. The foregoing sentence, as to any Dealer, shall only be effective so long as that Dealer remains in compliance with the Continuing Dealer Covenants. For purposes of this Section 1(a), (i) the term “Dealer” shall refer to a counterparty of the Corporation under one or more derivative instruments (the “Capped Call Instruments”) entered into to reduce the potential dilutive effects of conversion of the Corporation’s 6.50% convertible senior notes due 2016 issued under an indenture dated as of April 16, 2008, and shall also refer to any transferee(s) from any Dealer of the Capped Call Instruments, (ii) the term “Hedging Shares” shall, as to any Dealer, refer to Common Shares, and derivative transactions that will have the same economic effect as ownership of Common Shares, purchased or entered into in order to hedge that Dealer’s economic exposure under the Capped Call Instruments, and (iii) the term “Continuing Dealer Covenants” shall, as to any Dealer that has the benefit of this paragraph, refer to the following representations and covenants deemed to be given by such Dealer to the Corporation on a continuing basis: (A) such Dealer would not be an Acquiring Person or an “interested stockholder” (as such term is defined in Section 203 of the Delaware General Corporation Law) without taking into account the Hedging Shares Beneficially Owned by such Dealer and (B) such Dealer has acquired and will acquire any Hedging Shares in connection with its hedging of the Capped Call Instruments pursuant to hedging models generally applied by such Dealer to transactions of the type of the Capped Call Instruments and has not acquired and is not holding and will not acquire or hold such Hedging Shares with the purpose nor with the effect of changing or influencing the control of the Corporation or the management or policies of the Corporation, nor in connection with or as a participant in any transaction having any such purpose or effect, including any transaction that would require such Dealer to file a Schedule 13D under the Securities Exchange Act of 1934, as amended, or become subject to Rule 13d-3(b) thereunder, or that would involve any proposal to acquire the Corporation or its assets or to change the Board of Directors of the Corporation.”

In addition, the defined terms “Capped Call Instruments”, “Continuing Dealer Covenants”, “Dealer” and “Hedging Shares” and their respective corresponding section references shall be added in the appropriate alphabetical position in the table entitled “Defined Term Cross Reference Sheet”.

Effective Date. This Amendment shall be deemed effective as of the later of (i) the date first written above and (ii) the date on which the Corporation first enters into a Capped Call Instrument, as if executed on such date.

Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; except that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid, illegal or incapable of being enforced, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify such provision so as to effect the original intent of the parties as closely as possible and in an acceptable manner with respect to such provision to the greatest extent possible.

Notice. The Rights Agent and the Corporation hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

No Other Effect. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

VIRGIN MEDIA INC.

By	/s/ Scott G. Dresser
Name:	Scott G. Dresser
Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON

By	/s/ Kerri J. Shenkin
Name:	Kerri J. Shenkin
Title:	Associate